Exhibit 4.2

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of April, 2014 by Arotech Corporation, a Delaware corporation (“Arotech”), and the individuals or entities listed on Schedule A annexed hereto (each a “Shareholder,” and together the “Shareholders”). Arotech and each of the Shareholders are herein referred to as a “Party” and together the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement (hereinafter defined).

RECITALS

WHEREAS, reference is made to that certain Membership Interest Purchase Agreement, dated as of April 1, 2014, by and among Arotech, UEC Electronics, LLC, Ufkes Holdings, LLC, the persons who are listed as seller parties on the signature pages thereof and Philip J. Ufkes as the seller party representative (the “Purchase Agreement”);

WHEREAS, pursuant to, and subject to the terms and conditions of, Sections 2.2, 2.3 and 2.4 of the Purchase Agreement, a portion of the Purchase Price is payable to the Shareholders in ARTX Shares (as defined in Article IV) as set forth in the Purchase Agreement (the “ARTX Shares Purchase Price”); and

WHEREAS, in connection with such ARTX Shares, and as an inducement and a condition to entering into the Purchase Agreement, Arotech desires that each of the Shareholders agree, and each of the Shareholders is willing to agree, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

LOCK-UP

SECTION 1.01.  Lock-up.  Each Shareholder hereby agrees that during the Lock-up Period, such Shareholder shall not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any ARTX Shares Beneficially Owned by such Shareholder (whether any such transaction is to be settled by delivery of common shares, other securities, cash or other consideration) or otherwise dispose (or publicly announce such Shareholder's intention to do any of the foregoing) of, directly or indirectly, any ARTX Shares. Notwithstanding the foregoing, the Shareholders may at any time and from time to time sell ARTX Shares during the Lock-up Period free of the restrictions of this Section 1.01 so long as the Shareholders collectively do not sell greater than two hundred fifty thousand (250,000) ARTX Shares during any thirty (30) calendar day period during the Lock-up Period; provided, however, notwithstanding the foregoing, the Shareholders, either individually or collectively, may not during the Lock-up Period (a) in any one (1) trading day, sell more than ten percent (10%) of the average daily trading volume of ARTX Shares based upon the trading volumes reported by Bloomberg for the ten (10) trading-day period immediately preceding such day, or (b) on any trading day, sell ARTX Shares at any price that is lower than the price that is five percent (5%) below the opening share price on such day as reported by Bloomberg with respect to ARTX Shares then listed or admitted to trading.  In addition, notwithstanding the foregoing, any Shareholder may during the Lock-up Period transfer any ARTX Shares Beneficially Owned by such Shareholder (1) to any other Shareholder or (2) solely for bona fide estate planning purposes by such Shareholder. The obligations of each Shareholder under this Section 1.01 shall terminate upon the expiration of the Lock-up Period.

ARTICLE II

COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

SECTION 2.01. Each Shareholder represents and warrants to Arotech that:

(a)           Authorization. Each Shareholder has the legal capacity, and (if such Shareholder is an entity or trust) power and authority, to enter into and perform all of such Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby. If such Shareholder is married and such Shareholder’s ARTX Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such person in accordance with its terms.

(b)           Ownership of ARTX Shares. Other than the ARTX Shares received (or to be received), if any, by the Shareholders as part of the ARTX Shares Purchase Price, as of the date of this Agreement no Shareholder Beneficially Owns, or otherwise has the right to vote, any (i) shares of capital stock or voting securities of Arotech, (ii) securities of Arotech convertible into or exchangeable for shares of capital stock or voting securities of Arotech or (iii) options or other rights to acquire from Arotech any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Arotech.

(c)           Reliance by Arotech. Each Shareholder understands and acknowledges that Arotech is entering into the Purchase Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement as a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement.

(d)           Diligence; Confidentiality. Each Shareholder acknowledges that it has been afforded a reasonable opportunity to review information and ask questions regarding Arotech, the Purchase Agreement and the transactions contemplated thereby. Each Shareholder agrees to treat such information and all information about the terms of this Agreement as Confidential Information and not to disclose any such information to any third party in accordance with, and subject to the terms and conditions of, Section 7.10(c) of the Purchase Agreement.

ARTICLE III

MISCELLANEOUS

SECTION 3.01.  Further Assurances.  Each Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use his, her or its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, in each of the foregoing cases to the extent reasonably requested by Arotech, to consummate and make effective the transactions contemplated by this Agreement.

SECTION 3.02.  Stop Transfer; Changes In Shares.  Except with respect to dispositions allowed pursuant to Section 1.01 of this Agreement, and except with respect to transfers by any Shareholder of any ARTX Shares Beneficially Owned by such Shareholder (i) to any other Shareholder or (ii) solely for bona fide estate planning purposes by such Shareholder, each Shareholder agrees and covenants that during the Lock-up Period such Shareholder shall not request that Arotech register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's ARTX Shares, if any.  In the event of a stock dividend or distribution, or any change in the common shares of Arotech by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "ARTX Shares" shall be deemed to refer to and include the ARTX Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the ARTX Shares may be changed or exchanged.

SECTION 3.03.  Amendments; No Waiver.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Shareholders and Arotech or in the case of a waiver, by the Person against whom the waiver is to be effective. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other Party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such Party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 3.04.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Shareholder, by operation of law or otherwise, may assign, delegate or otherwise transfer any of such Shareholder’s rights or obligations under this Agreement without the prior written express consent of Arotech.

(b)           Each Party agrees that this Agreement and the obligations hereunder shall attach to the ARTX Shares solely with respect to, and shall be binding upon, (1) any Affiliate, heir, guardian, administrator, or successor and assign of any Shareholder to which legal or Beneficial Ownership of such ARTX Shares shall pass and (2) any individual or entity to whom or which such ARTX Shares are transferred for estate planning purposes by such Shareholder (for purposes of clarification with respect to this Agreement, the Parties agree that a transferee or recipient of ARTX Shares is not a “successor and assign” merely because it is a transferee or recipient of such ARTX Shares).  Notwithstanding any such transfer of ARTX Shares to an Affiliate, heir, guardian, administrator, or successor and assign of any Shareholder, or to any individual or entity for bona fide estate planning purposes, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

SECTION 3.05. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder

SECTION 3.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to parties residing in the State of Delaware, without regard to applicable principles of conflicts of law.  Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any United States District Court located in the State of Delaware or, if such court does not have jurisdiction, any Delaware state court, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

SECTION 3.07. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

SECTION 3.08.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 3.09. Specific Performance.  The Parties acknowledge and agree that a breach of this Agreement may cause irreparable damage to the non-breaching Party and that such Party may not have an adequate remedy at law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

SECTION 3.10. Counterparts.  This Agreement may be executed in two or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or via electronic mail with original copies to follow by mail or courier service.

SECTION 3.11. Legal Counsel.  Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.

SECTION 3.12. Termination.  This Agreement shall terminate in all respects, and be of no further force or effect, upon the expiration of  the Lock-Up Period.

ARTICLE IV

DEFINITIONS

In addition to the terms defined elsewhere herein, for purposes of this Agreement:

“ARTX Shares” means shares of the common stock of Arotech, par value $0.01 per share.

“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Lock-up Period” means the period beginning on the date hereof and continuing to and including the date that is one hundred eighty (180) calendar days after the Closing Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Arotech and the Shareholders have executed this Agreement as of the date first above written.

AROTECH CORPORATION

/s/ Yaakov Har-Oz
Name:	Yaakov Har-Oz
Title:	Senior Vice President and General Counsel

SHAREHOLDERS

/s/ Phillip Ufkes
Phillip Ufkes

/s/ Rebecca Ufkes
Rebecca Ufkes

Ufkes Holdings, LLC

/s/ Phillip Ufkes
Name:	Phillip Ufkes
Title:	President

Philip J. Ufkes 2012 Grantor Retained Annuity Trust

/s/ Phillip Ufkes
Name:	Phillip Ufkes
Title:	Trustee

[Lock-Up Agreement Signature Page]

SCHEDULE A

SHAREHOLDERS

Phillip J. Ufkes

Rebecca Ufkes

Ufkes Holdings, LLC

Philip J. Ufkes 2012 Grantor Retained Annuity Trust